Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

 SEPTEMBER 30, 2015

(Unaudited)

2

ENERGY XXI GULF COAST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30,	June 30,
	2015	2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$456,511	$718,868
Accounts receivable
Oil and natural gas sales	75,902	100,243
Joint interest billings	19,979	12,433
Other	34,158	40,584
Prepaid expenses and other current assets	42,733	20,438
Restricted cash	6,375	6,024
Derivative financial instruments	50,904	22,229
Total Current Assets	686,562	920,819
Property and Equipment
Oil and natural gas properties, net - full cost method of accounting, including $437.8 million and $436.4 million of unevaluated properties not being amortized at September 30, 2015 and June 30, 2015, respectively	2,691,510	3,570,759
Other property and equipment, net	3,507	2,074
Total Property and Equipment, net of accumulated depreciation, depletion, amortization and impairment	2,695,017	3,572,833
Other Assets
Note Receivable from Energy XXI, Inc.	66,528	75,861
Derivative financial instruments	8,658	3,898
Restricted cash	31,015	31,000
Other assets and debt issuance costs, net of accumulated amortization	61,568	71,574
Total Other Assets	167,769	182,333
Total Assets	$3,549,348	$4,675,985
LIABILITIES
Current Liabilities
Accounts payable	$170,969	$154,492
Accrued liabilities	116,565	120,944
Asset retirement obligations	27,366	33,286
Derivative financial instruments	-	2,661
Current maturities of long-term debt	5,421	10,647
Total Current Liabilities	320,321	322,030
Long-term debt, less current maturities	3,645,560	4,238,355
Asset retirement obligations	505,806	453,799
Derivative financial instruments	-	1,358
Other liabilities	8	5,332
Total Liabilities	4,471,695	5,020,874
Commitments and Contingencies (Note 11)
STOCKHOLDER'S DEFICIT
Common stock, $0.01 par value, 1,000,000 shares authorized and 100,000 shares issued and outstanding at September 30, 2015 and June 30, 2015, respectively	1	1
Additional paid-in capital	2,236,827	2,252,142
Accumulated deficit	(3,159,175)	(2,597,032)
Total Stockholder's Deficit	(922,347)	(344,889)
Total Liabilities and Stockholder's Deficit	$3,549,348	$4,675,985

See accompanying Notes to the Consolidated Financial Statements.

3

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2015	2014

Revenues
Oil sales	$174,200	$370,155
Natural gas sales	23,485	34,561
Gain on derivative financial instruments	55,430	56,725
Total Revenues	253,115	461,441

Costs and Expenses
Lease operating	90,601	142,585
Production taxes	757	3,093
Gathering and transportation	15,052	9,188
Depreciation, depletion and amortization	123,220	158,402
Accretion of asset retirement obligations	14,784	12,819
Impairment of oil and natural gas properties	904,592	-
General and administrative expense	18,665	14,993
Total Costs and Expenses	1,167,671	341,080

Operating Income (Loss)	(914,556)	120,361

Other Income (Expense)
Loss from equity method investee	(9,687)	-
Other income, net	590	464
Gain on early extinguishment of debt	458,278	-
Interest expense	(96,768)	(60,050)
Total Other Income (Expense), net	352,413	(59,586)

Income (Loss) Before Income Taxes	(562,143)	60,775

Income Tax Expense	-	21,607

Net Income (Loss)	$(562,143)	$39,168

See accompanying Notes to the Consolidated Financial Statements.

4

ENERGY XXI GULF COAST, INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2015	2014

Cash Flows from Operating Activities
Net income (loss)	$(562,143)	$39,168
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	123,220	158,402
Impairment of oil and natural gas properties	904,592	-
Deferred income tax expense	-	21,607
Gain on early extinguishment of debt	(458,278)	-
Change in fair value of derivative financial instruments	(36,688)	(55,095)
Accretion of asset retirement obligations	14,784	12,819
Loss from equity method investee	9,687	-
Amortization and write-off of debt issuance costs and other	2,187	2,159
Interest income accrued to note receivable	(443)	(482)
Changes in operating assets and liabilities
Accounts receivable	37,659	24,241
Prepaid expenses and other assets	(15,915)	9,056
Settlement of asset retirement obligations	(40,631)	(14,907)
Accounts payable and accrued liabilities	(35,834)	47,612
Net Cash Provided by (Used in) Operating Activities	(57,803)	244,580

Cash Flows from Investing Activities
Acquisitions, net of cash	(2,227)	(287)
Capital expenditures	(65,312)	(275,454)
Insurance payments received	976	-
Transfer to restricted cash	(15)	-
Proceeds from the sale of properties	3,787	6,947
Net Cash Used in Investing Activities	(62,791)	(268,794)

Cash Flows from Financing Activities
Returns to parent	(15,314)	(38,275)
Dividends to shareholder – common	-	(750)
Proceeds from long-term debt	-	510,120
Payments on long-term debt	(99,678)	(453,937)
Payment of debt assumed in acquisition	(25,187)	-
Fees related to debt extinguishment	(1,580)	-
Debt issuance costs and other	(4)	(2,269)
Net Cash Provided by (Used in) Financing Activities	(141,763)	14,889

Net Decrease in Cash and Cash Equivalents	(262,357)	(9,325)
Cash and Cash Equivalents, beginning of period	718,868	9,325
Cash and Cash Equivalents, end of period	$456,511	$-

See accompanying Notes to the Consolidated Financial Statements.

5

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015

(Unaudited)

Note 1 — Organization and Summary of Significant Accounting Policies

Nature of Operations. Energy XXI Gulf Coast, Inc. (“EGC”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (our “Parent” or “EXXI USA”).  Energy XXI Ltd (“Energy XXI”) indirectly owns 100% of our Parent. References in this report to “us,” “we,” “our,” or “the Company,” are to EGC and its wholly-owned subsidiaries. We are headquartered in Houston, Texas and are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and in the Gulf of Mexico Shelf (“GoM Shelf”).

Principles of Consolidation and Reporting. The accompanying consolidated financial statements include the accounts of EGC and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All significant intercompany transactions are eliminated in consolidation. Our interests in oil and natural gas exploration and production ventures and partnerships are proportionately consolidated.

Interim Financial Statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2015.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Other items subject to estimates and assumptions include fair value estimates used in accounting for acquisitions and dispositions; carrying amounts of property, plant and equipment; goodwill; asset retirement obligations; deferred income taxes; and valuation of derivative financial instruments, among others. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such differences may be material.

Note 2 — Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. ASU No. 2014-09 is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are evaluating the impact of the pending adoption of ASU No. 2014-09 on our financial position and results of operations and have not yet determined the method that will be adopted.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the provisions of ASU 2014-15 and assessing the impact, if any, it may have on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In June 2015, the FASB issued ASU 2015-15 as an amendment to this guidance to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements. The SEC staff stated that they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

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The ASU is effective for public entities for annual periods beginning after December 15, 2015, and interim periods within those annual reporting periods. Early adoption is permitted for financial statements that have not been previously issued. The guidance will be applied on a retrospective basis. We are currently evaluating the provisions of ASU 2015-03 and assessing the impact it may have on our consolidated financial position, results of operations or cash flows.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. It also requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date.  The ASU is effective for public entities for annual periods beginning after December 15, 2015, and interim periods within those annual reporting periods. Early adoption is permitted for financial statements that have not been previously issued.  The guidance will be applied prospectively. We are currently evaluating the provisions of ASU 2015-16 and assessing the impact, if any, it may have on our consolidated financial statements.

Note 3 – Acquisitions

Acquisition of interest in M21K

On August 11, 2015, pursuant to a stock purchase agreement between Energy XXI M21K, LLC and Energy XXI GOM, LLC (the “M21K Purchase Agreement”), we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing (the “M21K Acquisition”). The sellers retained certain overriding royalty interests applicable only to the extent that production proceeds during any calendar month average in excess of $65.00/Bbl WTI and $3.50/MMbtu Henry Hub and limited to a term of four years or an aggregate amount of $20 million, whichever occurs earlier. In addition, with respect to the Eugene Island 330 and South Marsh Island 128 fields, in the event we sell our interest in one or both of these fields, the overriding royalty interests with respect to such sold field shall terminate; provided, however if such sale occurs within four years of the effective date of the M21K Purchase Agreement and the consideration received for such sale is greater than the allocated value for such field as specified in the M21K Purchase Agreement, then we are obligated to pay an amount equal to 20% of the portion of the consideration received in excess of the specified allocated value of such field. Prior to this transaction, which was effective as of August 1, 2015, Energy XXI through one of its wholly owned subsidiaries had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their estimated fair values on August 11, 2015 (in thousands):

Oil and natural gas properties – evaluated	$73,910
Oil and natural gas properties – unevaluated	39,278
Asset retirement obligations	(66,700)
Net working capital *	(21,301)
Fair value of debt assumed	(25,187)
Cash paid	$-

*Net working capital includes approximately $1.0 million in cash.

Note 4 – Property and Equipment

Property and equipment consists of the following (in thousands):

	September 30,	June 30,
	2015	2015
Oil and natural gas properties
Proved properties	$9,385,207	$9,290,982
Less: accumulated depreciation, depletion, amortization and impairment	(7,131,491)	(6,156,580)
Proved properties, net	2,253,716	3,134,402
Unevaluated properties	437,794	436,357
Oil and natural gas properties, net	2,691,510	3,570,759

Other property and equipment	4,784	3,116
Less: accumulated depreciation	(1,277)	(1,042)
Other property and equipment, net	3,507	2,074
Total property and equipment, net of accumulated depreciation, depletion, amortization and impairment	$2,695,017	$3,572,833

7

At September 30, 2015, the Company’s investment in unevaluated properties primarily relates to the fair value of unproved oil and natural gas properties acquired in oil and gas property acquisitions (primarily the acquisition of EPL Oil & Gas, Inc. (“EPL”) on June 3, 2014). Costs associated with unevaluated properties are transferred to evaluated properties upon the earlier of 1) a determination as to whether there are any proved reserves related to the properties, or 2) ratably over a period of time of not more than four years.

Under the full cost method of accounting at the end of each financial reporting period, we compare the present value of estimated future net cash flows from proved reserves (computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%, plus the lower of cost or fair market value of unproved properties and excluding cash flows related to estimated abandonment costs associated with developed properties) to the net full cost pool of oil and natural gas properties, net of related deferred income taxes. We refer to this comparison as a “ceiling test.” If the net capitalized costs of these oil and natural gas properties exceed the estimated discounted future net cash flows, we are required to write-down the value of our oil and natural gas properties to the amount of the discounted cash flows. At September 30, 2015, our ceiling test computations resulted in impairment of our oil and natural gas properties totaling $904.6 million. If the current low commodity price environment or downward trend in oil prices continues, there is a reasonable likelihood that we could incur further impairment to our full cost pool in fiscal 2016 based on the average oil and natural gas price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the previous 12-month period under the SEC pricing methodology.

Note 5 – Long-Term Debt

Long-term debt consists of the following (in thousands):

	September 30,	June 30,
	2015	2015

Revolving Credit Facility	$150,000	$150,000
11.0% Senior Secured Second Lien Notes due 2020	1,450,000	1,450,000
8.25% Senior Notes due 2018	510,000	510,000
6.875% Senior Notes due 2024	439,893	650,000
7.5% Senior Notes due 2021	246,271	500,000
7.75% Senior Notes due 2019	126,273	250,000
9.25% Senior Notes due 2017	746,185	750,000
Debt premium, 8.25% Senior Notes due 2018 (1)	26,018	29,459
Original issue discount, 11.0% Notes due 2020	(49,080)	(51,104)
Derivative instruments premium financing	5,421	10,647
Total debt	3,650,981	4,249,002
Less current maturities	5,421	10,647
Total long-term debt	$3,645,560	$4,238,355

(1)	Represents unamortized premium on the 8.25% Senior Notes assumed in the acquisition of EPL.

During the quarter ended September 30, 2015, we repurchased approximately $210.1 million, $253.7 million, $123.7 million and $3.8 million in aggregate principal amount of the 6.875% Senior Notes due 2024, the 7.5% Senior Notes due 2021, the 7.75% Senior Notes due 2019 and the 9.25% Senior Notes due 2017, respectively, in open market transactions at a total price of approximately $123.2 million, and we recorded a gain on the repurchase of approximately $458.3 million, which amount is net of associated debt issuance costs. As of September 30, 2015, note repurchases totalling approximately $28.8 million had not yet settled and are reflected in accrued liabilities. During October 2015, we repurchased an additional $231.4 million, $5.2 million, $25.6 million, $8.2 million and $29.8 million in aggregate principal amount of the 6.875% Senior Notes due 2024, the 7.75% Senior Notes due 2019, the 9.25% Senior Notes due 2017, the 7.5% Notes due 2021, and the 8.25% Notes due 2018, respectively, in open market transactions at a total price of approximately $72.6 million. We will record a gain on these repurchases of approximately $227.8 million, less the amount of associated debt issuance costs, during the three months ended December 31, 2015. The repurchased notes were cancelled. On an aggregate basis, from July 1, 2015 through October 31, 2015, we repurchased approximately $891.5 million of our unsecured notes in open market transactions at a total price of approximately $195.8 million, reducing our total indebtedness to approximately $3,349 million as of October 31, 2015.

8

Maturities of long-term debt as of September 30, 2015 are as follows (in thousands):

Twelve Months Ended September 30,

2016	$5,421
2017	1,256,185
2018	150,000
2019	126,273
2020	1,450,000
Thereafter	686,164
3,674,043
Less: Net original issue discount & debt premium	(23,062)
Total debt	$3,650,981

Revolving Credit Facility

The second amended and restated first lien credit agreement (“First Lien Credit Agreement” or “Revolving Credit Facility”) was entered into by us in May 2011 and underwent its Eleventh Amendment and Waiver to the First Lien Credit Agreement on July 31, 2015 (the “Eleventh Amendment”). This facility, as amended, has a maximum facility amount and borrowing base of $500 million, of which $150 million is the borrowing base for EPL under the sub-facility established for EPL under the First Lien Credit Agreement. The scheduled date of maturity of the First Lien Credit Agreement is April 9, 2018 provided, however, that the maturity date will accelerate to a date 210 days prior to the date of maturity of our outstanding 9.25% unsecured notes due December 2017 (the “9.25% Senior Notes”) if such notes are not prepaid, redeemed or refinanced prior to such prior date, or to a date 210 days prior to the date of maturity of EPL’s outstanding 8.25% senior notes due February 2018 (the “8.25% Senior Notes”) if such notes are not prepaid, redeemed or refinanced prior to such prior date, or otherwise to a date that is 180 days prior to the date of maturity of any other permitted second lien or permitted third lien indebtedness or certain permitted unsecured indebtedness or any refinancings of such indebtedness if such indebtedness would come due prior to April 9, 2018.

Borrowings are limited to a borrowing base based on oil and natural gas reserve values which are re-determined on a periodic basis. We and our lenders are currently in the process of our fall borrowing base redetermination, which we expect to conclude during December 2015. The Revolving Credit Facility is secured by mortgages on at least 90% of the value of our and our subsidiaries’ (other than EPL and its subsidiaries until they become guarantors of our indebtedness under the First Lien Credit Agreement) proved reserves and proved developed producing reserves, but with the threshold for such properties of EPL and its subsidiaries (until they become guarantors of the our indebtedness under the First Lien Credit Agreement) at 85%.

Currently, the facility bears interest based on the borrowing base usage, at either the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 2.75% to 3.75% or an alternate base rate based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.75%. The applicable commitment fee under the facility is 0.50%.

The First Lien Credit Agreement contains certain restrictions on the prepayment and repayment of outstanding note indebtedness of us and our subsidiaries, including the prohibition on using proceeds from credit extensions under the First Lien Credit Agreement for any such prepayment or repayment and the requirement that we have net liquidity at the time thereof of at least $250 million. In addition, we are required to have pro forma net liquidity of $250 million at the time of any refinancing of outstanding indebtedness.

Under the First Lien Credit Agreement, as amended, our rights to make distributions to its shareholders and pay dividends to parent entities (including ultimately to Energy XXI) are substantially reduced. Generally, under the First Lien Credit Agreement, as amended, we are only permitted to make such distributions for income tax liabilities arising for such other entities that relate to the income attributable to us and our subsidiaries, our general and administrative expenses not to exceed $2 million in any fiscal year and for payment of insurance premiums in regards to affiliated party insurance agreements. Substantially all the net assets of EGC and our subsidiaries are restricted.

Lender consent is required for any asset disposition that would have the effect of reducing the borrowing base by more than $5 million in the aggregate. The Eleventh Amendment waived certain provisions of the First Lien Credit Agreement to permit the M21K Acquisition as well as an additional minor acquisition and disposition.

9

The First Lien Credit Agreement, as amended, requires EGC and EPL to maintain certain financial covenants separately for so long as the 8.25% Senior Notes remain outstanding. EGC is subject to the following financial covenant on a consolidated basis: a minimum current ratio of no less than 1.0 to 1.0. In addition, EGC is subject to the following financial covenants on a stand-alone basis: (a) a consolidated maximum net first lien leverage ratio of 1.25 to 1.0 and (b) a consolidated maximum net secured leverage ratio of no more than 3.75 to 1.0. In addition, EPL is subject to the following financial covenants on a stand-alone basis: (a) a consolidated maximum first lien leverage ratio of 1.25 to 1.0 and (b) a consolidated maximum secured leverage ratio of no more than 3.75 to 1.0. If EPL’s 8.25% Senior Notes are no longer outstanding and certain other conditions are met, EGC and EPL will be subject to the following financial covenants on a consolidated basis: (a) a consolidated maximum net first lien leverage ratio of 1.25 to 1.0, (b) a consolidated maximum net secured leverage ratio of no more than 3.75 to 1.0, provided that if the 8.25% Senior Notes are refinanced with new secured debt, the liens of which are junior in priority to the Revolving Credit Facility indebtedness, then the maximum ratio permitted would be 4.25 to 1.0, and (c) a minimum current ratio of no less than 1.0 to 1.0.

Since required lender consent to the specific terms of the transaction with respect to the sale of the East Bay field had not been obtained, EGC and EPL were in technical default under the First Lien Credit Agreement at June 30, 2015. On July 14, 2015, we obtained a waiver to this event of default, which waiver required EPL to deposit $21 million into an account subject to a control agreement in favor of the administrative agent under the First Lien Credit Agreement. Such amount will remain on deposit until the next redetermination of the borrowing base, unless used to repay a borrowing base deficiency. Upon the next redetermination, any amounts remaining in the account will be used to make an immediate payment toward any borrowing base deficiency at the time of such redetermination, and so long as no event of default shall have occurred, any amount remaining after payment in full of any borrowing base deficiency shall be released and paid to EGC.

As of September 30, 2015, we had $150.0 million in borrowings and $227.8 million in letters of credit issued under the First Lien Credit Agreement and we were in compliance with all covenants thereunder. As part of our quarterly compliance certificates required under our First Lien Credit Agreement and also as a condition to borrow funds or issue letters of credit under our revolving credit agreement, we must make certain representations, including representations about our solvency, and we must remain in compliance with the financial ratios in our revolving credit facility, as amended to date. Generally, the solvency representation requires, among other things, for us to determine at the time we desire to make a future borrowing, or issue or extend letters of credit, that the fair market value of our assets exceeds the face amount of our liabilities. The current commodity environment creates substantial uncertainty in determining fair market value of oil and natural gas assets which accordingly may impact our ability to continue to give the required representation. In addition, based on projected market conditions and commodity prices, we currently expect that we will not be in compliance with certain covenants under the First Lien Credit Agreement in certain future periods, including periods prior to June 30, 2016. We continue to focus on reducing our leverage and are working with our bank group on certain amendments to our First Lien Credit Agreement to address these concerns. There can be no assurance any of these discussions or transactions will prove successful. Absent success in these pursuits, a resultant breach under the Revolving Credit Facility would cause a default under such facility, potentially resulting in acceleration of all amounts outstanding under the Revolving Credit Facility. If the lenders under the Revolving Credit Facility were to accelerate the indebtedness under the Revolving Credit Facility as a result of such defaults, such acceleration could cause a cross-default or cross-acceleration of all of our other outstanding indebtedness. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, we may not have sufficient liquidity to repay all of our outstanding indebtedness.

11.0% Senior Secured Second Lien Notes Due 2020

On March 12, 2015, we issued $1.45 billion in aggregate principal amount of 11.0% senior secured second lien notes due March 15, 2020 (the “11.0% Notes”) pursuant to the Purchase Agreement (the “Purchase Agreement”) by and among EGC, Energy XXI, EXXI USA and certain of our wholly owned subsidiaries (together with Energy XXI and EXXI USA, the “Guarantors”), and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Imperial Capital, LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”). EGC received net proceeds of approximately $1.35 billion in the offering after deducting the Initial Purchasers’ discount and direct offering costs. The 11.0% Notes were sold to investors at a discount of 96.313% of principal, for a yield to maturity at issuance of 12.000%. The 11.0% Notes were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and were resold to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The 11.0% Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. The 11.0% Notes bear interest from the date of their issuance at an annual rate of 11.0% with interest due semi-annually, in arrears, on March 15 th and September 15th, beginning September 15, 2015. EGC incurred underwriting and direct offering costs of $41.7 million which were recorded as debt issuance costs. The effective interest rate on the 11.0% Notes is approximately 12.8%, reflecting amortization of the Initial Purchasers’ discount of $53.5 million as well as the amortization of debt issuance costs.

The 11.0% Notes were issued pursuant to an indenture, dated March 12, 2015 (the “2015 Indenture”), among EGC, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The 11.0% Notes are secured by second-priority liens on substantially all of our and our subsidiary guarantors’ assets and all of EXXI USA’s equity interests in us, in each case to the extent such assets secure our Revolving Credit Facility. In the future, the 11.0% Notes may be guaranteed by certain of our material domestic restricted subsidiaries that incur or guarantee certain indebtedness, including, upon the occurrence of certain events, some or all of EPL and its subsidiaries. The liens securing the 11.0% Notes and the related guarantees are contractually subordinated to the liens on such assets securing our Revolving Credit Facility and any other priority lien debt, to the extent of the value of the collateral securing such obligations, pursuant to the terms of an intercreditor agreement, and to certain other secured indebtedness, to the extent of the value of the assets subject to the liens securing such indebtedness.

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The 11.0% Notes are fully and unconditionally guaranteed on a senior basis by the Guarantors and by certain of our future subsidiaries, except that a guarantor can be automatically released and relieved of its obligations under certain customary circumstances contained in the 2015 Indenture. Although the 11.0% Notes are guaranteed by Energy XXI and EXXI USA, Energy XXI and EXXI USA will not, subject to certain exceptions, be subject to the restrictive covenants in the 2015 Indenture.

On or after September 15, 2017, we will have the right to redeem all or some of the 11.0% Notes at specified redemption prices (initially 108.25% of the principal amount, declining to par on or after July 15, 2019), plus accrued and unpaid interest. Prior to September 15, 2017, we may redeem up to 35% of the aggregate principal amount of the 11.0% Notes originally issued at a price equal to 111.0% of the aggregate principal amount in an amount not greater than the proceeds of certain equity offerings. In addition, prior to September 15, 2017, we may redeem all or part of the 11.0% Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We will be required to offer to purchase all outstanding 11.0% Notes if a “triggering event” occurs, at a price of 100% of the principal amount of the 11.0% Notes purchased plus accrued and unpaid interest to the date of purchase. For this purpose, a “triggering event” will be deemed to occur (i) on the 30 th day prior to the stated maturity date of the 9.25% Senior Notes, if on such date the aggregate outstanding principal amount of all such notes that have not been repurchased, redeemed, discharged, defeased or called for redemption under specified arrangements, exceeds $250.0 million, or (ii) on the 30 th day prior to the stated maturity date of the 8.25% Senior Notes, if on such date the aggregate outstanding principal amount of the 8.25% Senior Notes that shall not have been repurchased, redeemed, discharged, defeased or called for redemption under specified arrangements, exceeds $250.0 million. If a change of control, as defined in the 2015 Indenture, occurs, each holder of the 11.0% Notes will have the right to require us to repurchase all or any part of their 11.0% Notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest.

The 2015 Indenture restricts our ability and the ability of our restricted subsidiaries to: (i) transfer or sell assets; (ii) make loans or investments; (iii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iv) incur or guarantee additional indebtedness or issue disqualified capital stock; (v) create or incur certain liens; (vi) incur dividend or other payment restrictions affecting certain subsidiaries; (vii) consummate a merger, consolidation or sale of all or substantially all of our assets; (viii) enter into transactions with affiliates; and (ix) engage in business other than the oil and gas business. These covenants are subject to a number of important exceptions and qualifications.

8.25% Senior Notes Due 2018

On June 3, 2014, we assumed the 8.25% Senior Notes in the acquisition of EPL which consist of $510 million in aggregate principal amount issued under an indenture dated as of February 14, 2011 (the “2011 Indenture”). The 8.25% Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis initially by each of EPL’s existing direct and indirect domestic subsidiaries. The 8.25% Senior Notes will mature on February 15, 2018. On April 18, 2014, EPL entered into a supplemental indenture (the “Supplemental Indenture”) to the 2011 Indenture, by and among EPL, the guarantors party thereto, and U.S. Bank National Association, as trustee, governing EPL’s 8.25% Senior Notes. The Supplemental Indenture amended the terms of the 2011 Indenture governing the 8.25% Senior Notes to waive EPL's obligation to make and consummate an offer to repurchase the 8.25% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest. EPL entered into the Supplemental Indenture after the receipt of the requisite consents from the holders of the 8.25% Senior Notes in accordance with the Supplemental Indenture. We paid an aggregate cash payment of $1.2 million (equal to $2.50 per $1,000 principal amount of 8.25% Senior Notes for which consents were validly delivered and unrevoked). The 8.25% Senior Notes are callable at 104.125% starting February 15, 2015 with such premium declining to zero by February 15, 2017.

6.875% Senior Notes Due 2024

On May 27, 2014, we issued at par $650 million in aggregate principal amount of the 6.875% Senior Notes due March 15, 2024. On June 1, 2015, we completed a registered offer to exchange the 6.875% Senior Notes for a new series of freely tradable notes having substantially identical terms as the 6.875% Senior Notes. We incurred underwriting and direct offering costs of approximately $11 million which were recorded as debt issuance costs.

On or after March 15, 2019, we will have the right to redeem all or some of the 6.875% Senior Notes at specified redemption prices specified in the indenture, plus accrued and unpaid interest. Prior to March 15, 2017, we may redeem up to 35% of the aggregate principal amount of the 6.875% Senior Notes originally issued at a price equal to 106.875% of the aggregate principal amount, plus accrued and unpaid interest, in an amount not greater than the proceeds of certain equity offerings and provided that (i) at least 65% of the aggregate principal amount of the notes remains outstanding immediately after giving effect to such redemption; and (ii) any such redemption is made within 180 days of the date of closing of such equity offering. In addition, prior to March 15, 2019, we may redeem all or part of the 6.875% Senior Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We are required to make an offer to repurchase the 6.875% Senior Notes upon a change of control at a purchase price in cash equal to 101% of the aggregate principal amount of the 6.875% Senior Notes repurchased plus accrued and unpaid interest and from the net proceeds of certain asset sales under specified circumstances, each of which as defined in the indenture governing the 6.875% Senior Notes.

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The indenture governing the 6.875% Senior Notes, among other things, limits our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidation or sale of all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and natural gas business.

7.5% Senior Notes Due 2021

On September 26, 2013, we issued at par $500 million aggregate principal amount of 7.5% unsecured senior notes due December 15, 2021 (the “7.5% Senior Notes”). In April 2014, we completed a registered offer to exchange the 7.5% Senior Notes with a new series of freely tradable notes having substantially identical terms as the 7.5% Senior Notes. We incurred underwriting and direct offering costs of $8.6 million which were recorded as debt issuance costs.

On or after December 15, 2016, we will have the right to redeem all or some of the 7.5% Senior Notes at specified redemption prices, plus accrued and unpaid interest. Prior to December 15, 2016, we may redeem up to 35% of the aggregate principal amount of the 7.5% Senior Notes originally issued at a price equal to 107.5% of the aggregate principal amount in an amount not greater than the proceeds of certain equity offerings. In addition, prior to December 15, 2016, we may redeem all or part of the 7.5% Senior Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We are required to make an offer to repurchase the 7.5% Senior Notes upon a change of control and from the net proceeds of certain asset sales under specified circumstances, each of which as defined in the indenture governing the 7.5% Senior Notes.

The indenture governing the 7.5% Senior Notes limits, among other things, our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidate or sell all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and gas business.

7.75% Senior Notes Due 2019

On February 25, 2011, we issued at par $250 million aggregate principal amount of 7.75% unsecured senior notes due June 15, 2019 (the “7.75% Old Senior Notes”). On July 7, 2011, we exchanged the 7.75% Old Senior Notes for newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) with identical terms and conditions. We incurred underwriting and direct offering costs of $3.1 million which were recorded as debt issuance costs.

The 7.75% Senior Notes are callable at 103.875% starting June 15, 2015, with such premium declining to zero on June 15, 2017. we have the right to redeem the 7.75% Senior Notes under various circumstances and is required to make an offer to repurchase the 7.75% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances, each of which as defined in the indenture governing the 7.75% Senior Notes.

9.25% Senior Notes Due 2017

On December 17, 2010, we issued at par $750 million aggregate principal amount of 9.25% unsecured senior notes due December 15, 2017 (the “9.25% Old Senior Notes”). On July 8, 2011, we exchanged $749 million of the 9.25% Old Senior Notes for $749 million of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act with identical terms and conditions. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes were lifted on December 17, 2011. We incurred underwriting and direct offering costs of $15.4 million which were recorded as debt issuance costs.

The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016. We have the right to redeem the 9.25% Senior Notes under various circumstances and is required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances, each of which as defined in the indenture governing the 9.25% Senior Notes.

Guarantee of Securities Issued by EGC

We are the issuer of each of the 11.0% Notes, the 6.875% Senior Notes, 7.5% Senior Notes, 9.25% Senior Notes and 7.75% Senior Notes, which are fully and unconditionally guaranteed by us and each of our existing and future material domestic subsidiaries other than EPL and its subsidiaries. Energy XXI and its subsidiaries, other than us, do not have significant independent assets or operations. We are permitted to make dividends and other distributions subject to certain limitations as more fully disclosed in this note above under the caption “Revolving Credit Facility.”

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedge transactions are with lenders under the Revolving Credit Facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the Revolving Credit Facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value, net of derivative instrument premium financing. As of September 30, 2015 and June 30, 2015, our outstanding derivative instruments premium financing discounted at our approximate borrowing cost of 2.5% per annum totaled $5.4 million and $10.6 million, respectively.

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Interest Expense

Interest expense consisted of the following (in thousands):

	Three Months Ended
	September 30,
	2015	2014

Revolving Credit Facility	$3,810	$6,893
11.0% Senior Secured Second Lien Notes due 2020	40,203	-
8.25% Senior Notes due 2018	10,519	10,519
6.875% Senior Notes due 2024	11,032	11,172
7.50% Senior Notes due 2021	7,785	9,375
7.75% Senior Notes due 2019	3,761	4,844
9.25% Senior Notes due 2017	17,344	17,344
Amortization of debt issue cost - Revolving Credit Facility	676	977
Accretion of original debt issue discount, 11.0% Notes due 2020	2,024	-
Amortization of debt issue cost – 11.0% Notes due 2020	1,635	-
Amortization of fair value premium – 8.25% Senior Notes due 2018	(3,441)	(2,534)
Amortization of debt issue cost – 6.875% Senior Notes due 2024	282	281
Amortization of debt issue cost – 7.50% Senior Notes due 2021	230	263
Amortization of debt issue cost – 7.75% Senior Notes due 2019	85	97
Amortization of debt issue cost – 9.25% Senior Notes due 2017	703	552
Derivative instruments financing and other	120	267
	$96,768	$60,050

Note 6 – Asset Retirement Obligations

The following table describes the changes in our asset retirement obligations (in thousands):

September 30,
2015

Balance at June 30, 2015	$487,085
Liabilities acquired	66,700
Liabilities incurred and true-up to liabilities settled	5,234
Liabilities settled	(40,631)
Accretion expense	14,784
Total balance at September 30, 2015	533,172
Less: current portion	27,366
Long-term balance at September 30, 2015	$505,806

Note 7 – Derivative Financial Instruments

We enter into hedging transactions to reduce exposure to fluctuations in the price of crude oil and natural gas. We enter into hedging transactions with multiple investment-grade rated counterparties, primarily financial institutions, to reduce the concentration of exposure to any individual counterparty. We use financially settled crude oil and natural gas puts, put spreads, swaps, zero-cost collars and three-way collars. Derivative financial instruments are recorded at fair value and included as either assets or liabilities in the consolidated balance sheets. Any gains or losses resulting from changes in fair value of these outstanding derivative financial instruments and from settlement of derivative financial instruments are recognized in earnings and included in gain (loss) on derivative financial instruments as a component of revenues in the accompanying consolidated statements of operations.

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With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. A put spread is a combination of a bought put and a sold put. If the settlement price is below the sold put strike price, we receive the difference between the two strike prices. If the settlement price is below the bought put strike price but above the sold put strike price, we receive the difference between the bought put strike price and the settlement price. There is no settlement if the underlying price settles above the bought put strike price. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX WTI and/or BRENT, IPE) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). We include contracts indexed to ICE Brent futures and Argus-LLS futures in our hedging portfolio to closely align and manage our exposure to the associated price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

As of September 30, 2015, we had the following net open crude oil derivative positions:

				Weighted Average Contract Price
	Type of		Volumes	Collars/Put
Remaining Contract Term	Contract	Index	(MBbls)	Sub Floor	Floor	Ceiling

October 2015 - December 2015	Three-Way Collars	ARGUS-LLS	1,840	$32.50	$45.00	$75.00
October 2015 - December 2015	Collars	ARGUS-LLS	460		80.00	123.38
October 2015 - December 2015	Collars	NYMEX-WTI	138		75.00	85.00
October 2015 - December 2015	Bought Put	NYMEX-WTI	276		90.00
October 2015 - December 2015	Sold Put	NYMEX-WTI	(276)		90.00
January 2016 - June 2016	Collars	NYMEX-WTI	2,548		51.43	74.70
July 2016 - December 2016	Collars	NYMEX-WTI	2,576		51.43	74.70

As of September 30, 2015, we had the following net open natural gas derivative positions:

					Weighted Average Contract Price
	Type of		Volumes	Swaps	Collars/Put
Remaining Contract Term	Contract	Index	(MMBtu)	Fixed Price	Sub Floor	Floor	Ceiling

October 2015 - December 2015	Swaps	NYMEX-HH	396	$4.31
October 2015 - December 2015	Three-Way Collars	NYMEX-HH	1,380		$2.50	$3.00	$4.26
January 2016 - April 2016	Three-Way Collars	NYMEX-HH	1,515		2.43	2.93	4.12

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	September 30, 2015		June 30, 2015		September 30, 2015		June 30, 2015
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivative financial instruments	Current	$66,728	Current	$51,024	Current	$15,824	Current	$31,456
	Non-Current	10,409	Non- Current	11,980	Non-Current	1,751	Non-Current	9,440
Total Gross Commodity Derivative Instruments subject to enforceable master netting agreement		77,137		63,004		17,575		40,896

Derivative financial instruments	Current	(15,824)	Current	(28,795)	Current	(15,824)	Current	(28,795)
	Non-Current	(1,751)	Non- Current	(8,082)	Non-Current	(1,751)	Non-Current	(8,082)
Gross amounts offset in Balance Sheets		(17,575)		(36,877)		(17,575)		(36,877)
Net amounts presented in Balance Sheets	Current	50,904	Current	22,229	Current	-	Current	2,661
	Non-Current	8,658	Non- Current	3,898	Non-Current	-	Non-Current	1,358
		$59,562		$26,127		$-		$4,019

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The following table presents information about the components of the gain (loss) on derivative instruments (in thousands):

	Three Months Ended September 30,
Gain (loss) on derivative financial instruments	2015	2014

Cash Settlements, net of purchased put premium amortization	$18,742	$(1,734)
Proceeds from monetizations	-	3,364
Change in fair value	36,688	55,095
Total gain on derivative financial instruments	$55,430	$56,725

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of our financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices and could incur a loss. At September 30, 2015, we had no deposits for collateral with our counterparties.

Note 8 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI, Inc., (the “U.S. Parent”) is the parent entity. Energy XXI indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group. We operate through our various subsidiaries in the U.S.; accordingly, income taxes have been provided based upon the tax laws and rates of the U.S. as they apply to our current ownership structure. ASC Topic 740, Income Taxes, provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. We allocate income tax expense and deferred tax items between affiliates as if each affiliate prepared a separate U.S. income tax return for the year-to-date reporting period. We have recorded no income tax-related intercompany balances with affiliates.

We estimate our annual effective tax rate for the current fiscal year and apply it to interim periods. Currently, our estimated annual effective tax/(benefit) rate is zero. Our actual effective tax/(benefit) rate for the three months ended September 30, 2015 was also zero. The variance from the U.S. statutory rate of 35% is primarily due to continued recorded and forecast losses that, based on present circumstances, will not result in us recording a current income tax benefit. Rather, all increases in net deferred tax assets (primarily related to net operating loss (“NOL”) carryovers net of deferred tax liability from oil and natural gas properties’ net book carrying values exceeding their corresponding tax bases) will be completely offset by increases in valuation allowances. As required by ASC Topic 740-270, Income Taxes: Interim Reporting, we forecast our tax position for the year, and may not record an additional tax benefit in an interim period unless we believe that we would be allowed to record a net deferred tax asset at the end of the year. At this time, we do not have such a belief (due to a preponderance of negative evidence as to future realizability) and accordingly reflect a current deferred tax benefit of zero. We continue to evaluate the need for the valuation allowance based on current and expected earnings and other factors, and adjust it accordingly.

The U.S. consolidated group historically has paid no significant cash taxes due to the election to expense intangible drilling costs and the presence of NOLs. However, in light of the Company’s recent activity in repurchasing certain indebtedness at a discount (see Note 5), gains on these repurchases are includable in taxable income of the Company for the current year as no statutory exclusion is available. The Alternative Minimum Tax (“AMT”) only allows offset of 90% of AMT income by NOL carryovers (with certain limited exceptions for 2009 and 2010 generated NOLs), with the balance of income being taxed at 20%. The U.S. consolidated group presently does not expect to make any cash AMT payments during this fiscal year. If any such AMT payments were required, we are a party to an intercompany agreement whereby we would be responsible for funding our allocable portion of consolidated U.S. federal income tax payments. In light of our inability to record additional net deferred tax benefits for the year, any current cash AMT payments would result in our recognizing income tax expense in those amounts.

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Note 9 – Supplemental Cash Flow Information

The following table presents our supplemental cash flow information (in thousands):

	Three Months Ended September 30,
	2015	2014

Cash paid for interest	$134,289	$41,758
Cash paid for income taxes	-	280

The following table presents our non-cash investing and financing activities (in thousands):

	Three Months Ended September 30,
	2015	2014

Financing of insurance premiums	$-	$3,358
Changes in capital expenditures accrued in accounts payable	15,847	28,346
Non-cash changes in asset retirement obligations	71,934	4,207
Note repurchases not yet settled reflected in accrued liabilities	(28,824)	-
Change in equity method investment	9,776
Changes in note receivable from Energy XXI, Inc.	(9,776)	-

Note 10 — Related Party Transactions

On March 11, 2015, we distributed the Grand Isle Assets to our Parent pursuant to an assignment and bill of sale between certain of our subsidiaries and our Parent. The Grand Isle Assets include a liquids gathering system consisting of a system of pipelines, storage tanks, processing facilities, salt water disposal facilities and related facilities and equipment. Also on March 11, 2015, we entered into an agreement with our Parent providing for the transportation of certain of our oil production on the Grand Isle gathering system. For the three months ended September 30, 2015, we incurred charges totaling $8.5 million related to transportation services under this agreement.

During the three months ended September 30, 2015 and 2014, we paid dividends of $0 and $0.8 million, respectively, to our Parent. During the three months ended September 30, 2015 and 2014, we returned approximately $15.3 million and $38.3 million, respectively, to our Parent.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Energy XXI, Inc., bearing simple interest of 2.78% per annum. The note matures on December 16, 2021. Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium. Interest and principal are payable at maturity. Interest on the note, which was accrued to the note receivable, amounted to approximately $0.4 million and $0.5 million for the three months ended September 30, 2015 and 2014, respectively. Energy XXI, Inc. is subject to certain covenants related to investments, restricted payments and prepayments and was in compliance with such covenants as of September 30, 2015.

We have no employees; instead we receive management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company. Services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services. Cost of these services for the three months ended September 30, 2015 was approximately $20.7 million, of which approximately $18.7 million is included in general and administrative expense. Cost of these services for the three months ended September 30, 2014 was $8.3 million which is included in general and administrative expense.

On August 11, 2015, pursuant to the M21K Purchase Agreement, we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K, including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing. Prior to this transaction, Energy XXI through one of its wholly owned subsidiaries had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc. See Note 3 – “Acquisitions.”

Effective January 15, 2015, Energy XXI’s Board of Directors appointed one of its members, James LaChance, to serve as interim Chief Strategic Officer. In that position, Mr. LaChance pursued discussions with our lenders and noteholders to improve our available capital, leverage ratios and average debt maturity, as directed by Energy XXI’s Chief Executive Officer, in consultation with Energy XXI’s Board. Mr. LaChance’s duties as interim Chief Strategic Officer were separate from, and in addition to, his responsibilities as a member of the Board of Directors. In light of the significant increase in the amount of time Mr. LaChance was required to spend performing in this new role, Energy XXI and Mr. LaChance entered into an interim Chief Strategic Officer consulting agreement (the “Consulting Agreement”), with an effective date of January 15, 2015. Under the Consulting Agreement, Mr. LaChance was paid $200,000 per month for his services as interim Chief Strategic Officer. The Consulting Agreement expired on July 15, 2015. During the three months ended September 30, 2015, Mr. LaChance earned and was paid consulting fees of $0.1 million under the Consulting Agreement.

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On March 12, 2015, based on a price of $3.04 per share, which is the value weighted average price of our common stock for the period from December 1, 2014 through January 31, 2015 as defined by the Consulting Agreement, Mr. LaChance was awarded 1,644,737 RSUs. Based on the closing stock price of $3.24 on March 12, 2015, the fair value of these RSUs was $5.3 million, which amount reflects the number of restricted stock units (“RSUs”) awarded. As set forth in the Consulting Agreement, these RSUs will generally be settled in cash on the 12-month anniversary of the issuance of the 11.0% Notes. These RSUs will be settled earlier if, prior to that 12-month anniversary, a change of control occurs or, subject to certain limitations, if Mr. LaChance is no longer serving on the Board of Directors. On the RSU settlement date, Mr. LaChance will have the option to receive all or part of his RSU cash settlement in shares of our common stock, valued at the closing price on the settlement date. In accordance with the discretionary portion of a success fee payable in connection with the Consulting Agreement, the Board of Directors of Energy XXI also awarded Mr. LaChance the full $1 million amount on October 15, 2015. Fifty percent of this amount was paid in cash and the other fifty percent was paid in the form of 231,482 Restricted Stock Units of Energy XXI, based on a price of $2.16 per share, which was the closing price of Energy XXI’s common stock on October 15, 2015. This discretionary portion of the success fee was accrued during the three months ended September 30, 2015.

Note 11 — Commitments and Contingencies

Litigation.   We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our consolidated financial position, results of operations or cash flows.

Letters of Credit and Performance Bonds. As of September 30, 2015, we had $225 million in letters of credit to third parties relating to assets in the Gulf of Mexico and $379.7 million of performance bonds outstanding. As a lessee and operator of oil and natural gas leases on the federal Outer Continental Shelf (“OCS”), approximately $218.0 million of our performance bonds are lease and/or area bonds issued to the BOEM (including $60.4 million associated with our August 2015 acquisition of the remaining equity interests in M21K) that assure our commitment to comply with the terms and conditions of those leases. We also maintain approximately $161.7 million in performance bonds issued to predecessor third party assignors including certain state regulatory bodies of certain of the wells and facilities on these leases pursuant to a contractual commitment made by us to those third parties at the time of assignment with respect to the eventual decommissioning of those wells and facilities. In April 2015, we received letters from the BOEM stating that certain of our subsidiaries no longer qualify for waiver of certain supplemental bonding requirements for potential offshore decommissioning, plugging and abandonment liabilities. The letters notified us that certain of our subsidiaries must provide approximately $1.0 billion in supplemental financial assurance and/or bonding for their offshore oil and gas leases, rights-of-way, and rights-of-use and easements. In June 2015, we reached agreements with the BOEM pursuant to which we provided $150 million of supplemental bonds issued to the BOEM (which is reflected in the $218.0 million in lease and/or area bonds discussed above), and the BOEM agreed to withdraw its orders with regard to supplemental bonding and postpone any further requirement for supplemental financial assurance and/or bonding obligations until November 15, 2015. On June 30, 2015, we sold the East Bay field, and as a result, the $1.0 billion of supplemental financial assurance and/or bonding required by the BOEM in April 2015 was reduced by approximately $178 million.

Since our June 2015 agreements with the BOEM, we have worked towards preparing a long-term financial assurance plan that we could submit to the BOEM for approval. We have held meetings with the BOEM in furtherance of the plan’s development, and we received a 30-day extension to the November 15, 2015 date in order to augment the final plan in light of new information received in October 2015.

In October 2015, we had received information from the BOEM indicating that, following November 15, 2015, we may receive additional demands of supplemental financial assurance for amounts in addition to the $1.0 billion initially sought by the BOEM in April 2015, primarily relating to certain properties that are no longer exempt from supplemental bonding as a result of co-owners losing their exemptions. Such additional demands of the BOEM are now subject to the 30-day extension granted by the BOEM. We believe that a substantial portion of the additional supplemental financial assurance and/or bonding that may be sought by the BOEM relates to circumstances that could eventually be removed from our responsibility (in terms of providing added assurance or bonding), including, for example, lease interests of co-lessees, leases that have since been divested by us, and leases where we are not the permitted operator and no drilling of wells has occurred. The 30-day extension period for submittal of the long-term financial assurance plan should give us time to evaluate and address these potential additional liabilities. We would expect that most, if not all, of our co-lessees with the remaining working interest in such lease interests will provide their share of the bonding.

Consequently, we expect that the BOEM will assess additional supplemental financial assurance and/or bonding requirements on us in such other letters that may be issued after December 15, 2015 to the extent these items are not otherwise addressed in our long-term financial assurance plan. We intend for our long-term financial assurance plan to address these additional financial assurance requirements for which we received new information in October 2015. If our co-lessees and us are unable to agree on allocation of supplemental financial assurance and/or bonding amounts for such specified leases and present such agreed upon allocations to the BOEM for approval, the BOEM may direct supplemental financial assurance and/or bonding amounts for 100% of the lease interests to us, which would substantially increase the supplemental financial assurance and/or bonding requirements.

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Unrelated to the BOEM’s April 2015 directive, on September 22, 2015, the BOEM issued Draft Guidance relating to supplemental bonding procedures that will, among other things, eliminate the “waiver” exemption currently allowed by the BOEM with respect to supplemental bonding and, instead, broaden the self-insurance approach that would allow more operators on the OCS to seek self-insurance for a portion of their supplemental bond obligations, but only for an amount that is no more than 10% of such operators’ tangible net worth. In addition, the Draft Guidance would implement a phased-in period for establishing compliance with supplemental bonding obligations, whereby operators may seek payment of estimated costs of decommissioning obligations owed under a “tailored plan” that is approved by the BOEM and would require payment of the supplemental bonding amount in three approximately equal installments of one-third each, by no later than 120, 240 and 360 calendar days, respectively, from the date of BOEM approval of the tailored plan. Furthermore, with issuance of an Advanced Notice of Proposed Rulemaking in August 2014, the BOEM is actively seeking to bolster its financial assurance requirements mandated by rule for all companies operating in federal waters.

While the Draft Guidance, once implemented by the BOEM, would allow an increased number of operators (relative to those operators under the existing Notice to Lessees (“NTL”) regarding supplemental financial assurance and bonding) to self-insure for their decommissioning liabilities that is no more than 10% of their tangible net worth, there is no assurance that the BOEM will allow us to utilize self-insurance programs and we currently do not plan for self-insurance under the long-term financial assurance plan that we plan to submit to the BOEM.

In addition to the Draft Guidance describing revised supplemental bonding procedures that may be used by the bureau, the BOEM is actively seeking to bolster its financial assurance requirements mandated by rule for all companies operating in federal waters. The cost of compliance with our existing supplemental bonding requirements, including the directives issued by the BOEM in April 2015 and June 2015, any other future directives, or any other changes to the BOEM’s current NTL supplemental bonding requirements or supplemental bonding regulations applicable to us or our subsidiaries’ properties could materially and adversely affect our financial condition, cash flows, and results of operations. In addition, we may be required to provide cash collateral or letters of credit to support the issuance of such bonds or other surety. Such letters of credit would likely be issued under our Revolving Credit Facility and would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations. We can provide no assurance that we can continue to obtain bonds or other surety in all cases or that we will have sufficient availability under our credit facility to support such supplemental bonding requirements. If we are unable to obtain the additional required bonds or assurances as requested, the BOEM may require any of our operations on federal leases to be suspended or terminated, and such action could have a material effect on our business, prospects, results of operations, financial condition, and liquidity.

Other. We maintain restricted escrow funds as required by certain contractual arrangements. At September 30, 2015, our restricted cash included $10 million in cash collateral associated with our bonding requirements, $21 million related to the East Bay sale which will remain restricted until our next borrowing base redetermination and approximately $6 million in a trust for future plugging, abandonment and other decommissioning costs related to the East Bay field which will be transferred to the buyer of our interests in that field.

We and our oil and natural gas joint interest owners are subject to periodic audits of the joint interest accounts for leases in which we participate and/or operate. As a result of these joint interest audits, amounts payable or receivable by us for costs incurred or revenue distributed by the operator or by us on a lease may be adjusted, resulting in adjustments to our net costs or revenues and the related cash flows. When they occur, these adjustments are recorded in the current period, which generally is one or more years after the related cost or revenue was incurred or recognized by the joint account. We do not believe any such adjustments will be material.

Note 12 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•	Level 2 – inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 – unobservable inputs that reflect our own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

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For cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable, the carrying amounts approximate fair value due to the short-term nature or maturity of the instruments. For the 11.0% Notes, 9.25% Senior Notes, 8.25% Senior Notes, 7.75% Senior Notes, 7.5% Senior Notes, and 6.875% Senior Notes, the fair value is estimated based on quoted prices in a market that is not an active market, which are Level 2 inputs within the fair value hierarchy. The carrying value of the Revolving Credit Facility approximates its fair value because the interest rate is variable and reflective of market rates, which are Level 2 inputs within the fair value hierarchy.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, put spreads, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 7 – “Derivative Financial Instruments.”

During the three months ended September 30, 2015, we did not have any transfers from or to Level 3. The following table presents the fair value of our Level 2 financial instruments (in thousands):

	Level 2
	As of September 30,	As of June 30,
	2015	2015
Assets:
Oil and natural gas derivatives	$77,137	$63,004

Liabilities:
Oil and natural gas derivatives	$17,575	$40,896

The following table sets forth the carrying values and estimated fair values of our long-term indebtedness which are classified as Level 2 financial instruments (in thousands):

	September 30, 2015		June 30, 2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving credit facility	$150,000	$150,000	$150,000	$150,000
11% Senior Secured Second Lien Notes due 2020	1,400,920	684,226	1,398,896	1,276,000
8.25% Senior Notes due 2018	536,018	138,955	539,459	306,000
6.875% Senior Notes due 2024	439,893	77,483	650,000	211,250
7.5% Senior Notes due 2021	246,271	44,575	500,000	164,925
7.75% Senior Notes due 2019	126,273	25,111	250,000	92,135
9.25% Senior Notes due 2017	746,185	179,383	750,000	413,160
	$3,645,560	$1,299,733	$4,238,355	$2,613,470

The 11.0% Notes, the 8.25% Senior Notes, the 6.875% Senior Notes, and the 7.5% Senior Notes  each contain an option to redeem up to 35% of the aggregate principal amount of the respective notes outstanding with the net cash proceeds of certain equity offerings.  Such options are considered embedded derivatives and are classified as Level 3 financial instruments for which the estimated fair values at September 30, 2015 are not material.

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Note 13 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	September 30,	June 30,
	2015	2015

Prepaid expenses and other current assets
Advances to joint interest partners	$5,935	$1,294
Insurance	13,672	2,869
Inventory	7,476	7,867
Royalty deposit	3,156	3,137
Other	12,494	5,271
Total prepaid expenses and other current assets	$42,733	$20,438

Accrued liabilities
Advances from joint interest partners	$3,148	$3,060
Interest payable	43,223	82,885
Accrued hedge payable	1,174	1,399
Undistributed oil and gas proceeds	21,984	19,776
Severance taxes payable	746	843
Note repurchases not yet settled	28,824	-
Other	17,466	12,981
Total accrued liabilities	$116,565	$120,944

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